Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Chris Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT CLOSES PREVIOUSLY ANNOUNCED EQUITY FINANCING

Completion of Series G Preferred Financing Converts Portion of Debt and Provides Cash

PORTLAND, OR, December 21, 2009 – Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free injection therapy systems, today announced that on December 18, 2009, it completed a Series G Preferred Stock financing with each of Life Sciences Opportunities Fund II, L.P., Life Sciences Opportunities Fund (Institutional) II, L.P. (collectively, the “LOF”), and Edward Flynn for the purchase of an aggregate of 92,448 shares of its Series G Convertible Preferred Stock at a price of $13.00 per share. Gross proceeds from the sale were $1,201,834, payable by payment of $500,000 in cash and the cancellation of the $600,000 outstanding principal amount of and $101,834 accrued interest through December 18, 2009 on those two Convertible Subordinated Promissory Notes, dated as of December 5, 2007, issued by the Company to LOF. Each share of Series G Preferred Stock is convertible into 100 shares of common stock.

A condition of the financing was that the Company’s Board of Directors be reduced to six members, two of whom to be designated by LOF. Accordingly, effective at the closing of the financing Joseph Bohan, Randal Chase, John Ruedy and Brigid Makes resigned from the Board of Directors and Al Hansen and Mark Logomasini were appointed as directors. Mssrs. Hansen and Logomasini join remaining directors David Tierney, Ed Flynn, Jerry Cobbs and Ralph Makar. Mr. Hansen is expected to be elected Chairman of the Board of Directors. Mr. Hansen is a principal of Signet Healthcare Partners (formerly Sanders Morris Harris) (“Signet”), which is the manager of LOF. Mr. Logomasini is the Director of Business Development for the Government Sector Group of SAFC/Sigma-Aldrich Corporation. He is responsible for developing the strategic plan for Federal programs and coordinating business development activities across SAFC business units.

“We are pleased to have completed the conversion of approximately $700,000 of debt held by LOF and the addition of $500,000 in cash from LOF and director Ed Flynn,” said Mr. Ralph Makar, President and CEO of Bioject. “We appreciate the commitment that Signet and Mr. Flynn continue to demonstrate with their investment in and positive support for Bioject. We also wish to thank those Board members who resigned in order to allow the transaction to close and to help improve the Company’s chances for long-term success. The hard work and significant contributions of both outgoing board members and those continuing on is appreciated.”

“With the addition of Al Hansen and Mark Logomasini to the Board of Directors, the Company gains additional significant experience in business, operations, finance, government affairs, contract manufacturing and biologics. We welcome them both and look forward to the valuable experience they add to the Board. We believe that with a new Board in place, elimination of the largest portion of our debt and additional capital, the Company is now much better positioned for the future,” said Mr. Makar.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future success. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company will require additional financing, which it may not be able to secure on acceptable terms if at all. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

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